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                                                                   EXHIBIT 99.1

                                  [Belk Logo]

      NEWS RELEASE -- Contact: Belk, Inc. -- Steve Pernotto, 704-426-1890,
                            STEVE_PERNOTTO@BELK.COM

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            BELK, INC. SECOND QUARTER NET INCOME RISES 15.4 PERCENT;
                  COMPARABLE STORE SALES INCREASE 2.4 PERCENT;
         PURCHASE OF NEW DISTRIBUTION CENTER IN JACKSON, MISS. ANNOUNCED

CHARLOTTE, N.C., Aug. 25, 2005 -- Belk, Inc. today announced operating results for its fiscal second quarter and first six months ended July 30, 2005.

NET SALES
Net sales for the 13-week period increased $66.3 million, or 12.4 percent, to $602.7 million from $536.4 million for the same prior-year period. The increase was due primarily to a comparable store sales increase of 2.4 percent for the period, plus $40.2 million in additional sales from the Proffitt's and McRae's stores acquired by the company on July 5, 2005, and sales of $21.4 million from new stores opened within the past year.

Sales for the first six months increased $84.3 million, or 7.8 percent, to $1,170.8 million, compared to the same prior-year period. The increase was attributed primarily to a 1.4 percent increase in comparable store sales for the 26-week period, plus $40.2 million in additional sales from the Proffitt's and McRae's stores and $42.7 million in sales from new stores.

NET INCOME
Net income for the second quarter was $17.2 million compared to $14.9 million for the prior-year period, a 15.4 percent increase. Net income excluding non-comparable items increased $3.5 million, or 23.3 percent, to $18.5 million over the same prior-year period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.

Net income for the first six months increased $2.5 million, or 6.4 percent, to $41.5 million, compared to the same prior-year period. Net income excluding non-comparable items increased $3.2 million to $42.6 million.

Tim Belk, chairman and chief executive officer of Belk, Inc., said, "We're pleased to have achieved a gain in comparable store sales for the second quarter, particularly considering the strength of our second quarter sales last year. We were also pleased with the sales results of our new Belk stores opened during the past year. We are looking forward to the integration of the Proffitt's/McRae's stores into the Belk organization and anticipate that it will take 18 months to achieve the full effect of this work with some short term pressure on our profitability in the interim."

BELK COMPLETES PURCHASE OF 47 PROFFITT'S AND MCRAE'S STORES
On July 5, 2005, the company completed a transaction with Saks Incorporated for the purchase of 22 Proffitt's stores and 25 McRae's stores that gives the company a leading market position in Tennessee and Mississippi, and a stronger position in nine other Southeastern states. The transaction increased the company's store count to 275 stores and is expected to result in a combined estimated annual sales volume of $3.1 billion.

                                     -More-


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BELK ANNOUNCES PURCHASE OF DISTRIBUTION CENTER IN JACKSON, MISSISSIPPI
Belk today announced the purchase of the former McRae's 174,000-square-foot distribution center facility in Jackson, Miss. The distribution center will serve approximately 110 Belk, Proffitt's and McRae's department stores located within a 300-mile radius of Jackson. The facility will be fully operational by March 2006 and will employ more than 200 associates during peak production periods. The distribution center represents an investment of approximately $20 million for Belk.

STORE OPENINGS
Belk opened one new store in Titusville, Fla. (on July 29) during the second quarter and three new stores during the first quarter (on March 9) in Conyers, Ga.; Land O' Lakes, Fla.; and Spanish Fort, Ala. An additional eight new stores are scheduled to open this fall in Charlotte, N.C. (Northlake Mall); Williamsburg, Va.; Lakeland, Fla.; Guntersville, Ala.; Shreveport, La.; Alabaster, Ala.; Owasso, Okla.; and Waxahachie, Texas. The total combined size of the 12 new stores will be approximately 960,200 square feet of space.

ABOUT BELK, INC.
Charlotte, N.C.-based Belk, Inc. owns and operates 275 stores, including 22 Proffitt's stores and 25 McRae's stores, located in 14 states in the Southeast and Mid-Atlantic regions of the United States. Founded in 1888 by William Henry Belk in Monroe, N.C., it is the nation's largest privately owned department store company.

NOTES:

- To provide clarity in measuring Belk's financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of "net income excluding non-comparable items". Belk believes that "net income excluding non-comparable items" is a financial measure that emphasizes the company's core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk's results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of "net income excluding non-comparable items" should not be considered in isolation or as a substitute for GAAP net income.

- Certain statements made in this news release are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as "may," "will," "intend," "project," "expect," "anticipate," "believe," "estimate," "continue," or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; our ability to successfully integrate the 47 Proffitt's and McRae's department stores acquired from Saks Incorporated; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal regulatory matters.

                                     -More-

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         For additional information on these and other risk factors, see the section captioned "This Report Contains Forward-Looking Statements" in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.


                           BELK, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                           Three Months Ended               Six Months Ended
                                                                        ------------------------        ------------------------
                                                                        July 30,        July 31,        July 30,        July 31,
                                                                          2005            2004            2005            2004
                                                                        --------        --------        --------        --------
(millions)
Revenues                                                                $  602.7        $  536.4        $1,170.8        $1,086.5
Cost of goods sold (including occupancy and buying expenses)               407.0           360.0           783.4           723.2
Selling, general and administrative expenses                               156.9           144.2           303.4           283.9
Asset impairment and store closing costs                                     2.0              --             1.7              .4
                                                                        --------        --------        --------        --------
Operating Income                                                            36.8            32.2            82.3            79.0
Interest expense, net                                                       (9.7)           (8.7)          (17.5)          (17.7)
Gain (loss) on property, equipment and investments                           (.1)            (.1)             .1             (.3)
Other income, net                                                             .1              .1              .1              .4
                                                                        --------        --------        --------        --------
Income before income taxes                                                  27.1            23.5            65.0            61.4
Income taxes                                                                 9.9             8.6            23.5            22.4
                                                                        --------        --------        --------        --------
Net Income                                                              $   17.2        $   14.9        $   41.5        $   39.0
                                                                        ========        ========        ========        ========


                           BELK, INC. AND SUBSIDIARIES
                        RECONCILIATION OF NET INCOME AND
                    NET INCOME EXCLUDING NON-COMPARABLE ITEMS
                                   (UNAUDITED)

                                                                            Three Months Ended             Six Months Ended
                                                                         -----------------------       -----------------------
                                                                         July 30,       July 31,       July 30,       July 31,
                                                                           2005           2004           2005           2004
                                                                         --------       --------       --------       --------
(millions)
Net income                                                                 $17.2          $14.9          $41.5          $39.0
Loss on property, equipment and investments,
  net of income tax benefit                                                  0.1            0.1             --            0.2
Asset impairment and store closing costs,
  net of income tax benefit                                                  1.2             --            1.1            0.2
                                                                           -----          -----          -----          -----
Net income excluding non-comparable items                                  $18.5          $15.0          $42.6          $39.4
                                                                           =====          =====          =====          =====